As filed with the Securities and Exchange Commission on April 20, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4159663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

(404) 949-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lewis W. Dickey, Jr.

Chairman, President and Chief Executive Officer

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

(404) 949-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

(404) 521-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered*	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.01 per share	18,213,682(1)	$3.26(2)	$59,376,603.32(2)	$6,804.56(2)
Class B common stock, par value $0.01 per share	6,630,476(1)	N/A(3)	N/A(3)	N/A(3)

*	Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities of Cumulus Media Inc. as may be issuable as a result of stock splits, stock dividends or similar transactions.
(1)	The registrant is registering shares of Class A common stock and shares of Class B common stock, which shares may be offered from time to time by selling securityholders at varying prices. Of the securities registered hereunder, 6,630,476 of the shares of Class A common stock being registered hereby may be issuable upon exercise of the rights of holders of shares of Class B common stock to convert their shares of Class B common stock into shares of Class A common stock, and 8,267,968 shares of Class A common stock are issuable upon conversion of shares of Class B common stock that may be issued upon exercise of outstanding warrants.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, computed using a price of $ 3.26 per share, the average of the high and low prices of a share of the registrant’s Class A common stock, as reported by the NASDAQ Global Select Market on April 18, 2012.
(3)	Because the registration fee set out with respect to the Class A common stock above contemplates the issuance of the maximum number of securities issuable, no additional registration fee is payable in connection with the registration of the Class B common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 20, 2012

PROSPECTUS

CUMULUS MEDIA INC.

Up to 18,213,682 Shares of Class A Common Stock and

6,630,476 Shares of Class B Common Stock

This prospectus relates to the resale from time to time of (1) up to 3,315,238 shares of Class A common stock, par value $0.01 per share, that are currently outstanding; (2) up to 6,630,476 shares of Class B common stock, par value $0.01 per share, that are currently outstanding (or 6,630,476 shares of Class A common stock issuable upon conversion of such shares of Class B common stock); and (3) up to 8,267,968 shares of Class A common stock issuable upon conversion of the same number of shares of Class B common stock that are issuable upon exercise of outstanding warrants to purchase 8,267,968 shares of Class B common stock, in each case by the selling securityholders named in this prospectus. These shares of Class A common stock and Class B common stock were previously issued (or are issuable) to the selling securityholders in connection with the CMP Acquisition, as described in this prospectus.

The shares of our common stock covered by this prospectus are being registered to permit the selling securityholders to sell such securities from time to time in the public market. The selling securityholders may sell such securities directly to other investors or to or through underwriters, dealers or agents in ordinary brokerage transactions, privately negotiated transactions or otherwise as described under “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of any of the securities by the selling securityholders. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay any commissions or fees of securities-industry professionals and will pay any transfer taxes.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “CMLS.” On                     , 2012, the closing price of our Class A common stock was $             per share. Our Class B common stock is not currently listed or traded on any national securities exchange.

Investing in our securities involves risks. You should carefully consider the risks under the caption “Risk Factors ” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. You must not rely upon any unauthorized information or representation. The common stock to be sold under this prospectus, including any applicable prospectus supplement, is not being offered in any jurisdiction where the offer or sale is not permitted or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, the selling securityholders may sell from time to time in one or more offerings (i) up to 18,213,682 shares of Class A common stock, of which up to 6,630,476 shares of Class A common stock are issuable upon conversion of outstanding shares of our Class B common stock and 8,267,968 shares are issuable upon conversion of shares of Class B common stock that are issuable upon exercise of outstanding warrants, and (ii) up to 6,630,476 shares of Class B common stock that are currently outstanding.

References in this prospectus to the terms “we,” “us,” “Cumulus,” “our company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to “CMP” mean Cumulus Media Partners, LLC, which became a wholly-owned subsidiary of ours on August 1, 2011 in a transaction that we refer to as the CMP Acquisition. References in this prospectus to “Citadel” mean Citadel Broadcasting Corporation, which became a wholly-owned subsidiary of ours on September 16, 2011, in a transaction that we refer to as the Citadel Acquisition.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus and its directors and officers with respect to, among other things, future events, their respective financial results and financial trends expected to impact Cumulus.

Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the possibility that problems may arise in successfully integrating the historical business of Cumulus with CMP and Citadel;

•	the possibility that we may be unable to achieve cost-saving synergies in connection with any acquisitions or business improvements, or achieve them within the expected time periods;

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

•	the possibility that our industry may be subject to future regulatory or legislative actions;

•	our ability to maintain contracts and leases that are critical to our operations;

•	our ability to attract, motivate and/or retain key executives and associates;

•	our ability to execute our business plan and strategy;

•	our ability to execute and implement our acquisition and divestiture strategies;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;

•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	general economic and business conditions;

•	changes in government regulations;

•	changes in policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

Many of these factors are beyond our control or are difficult to predict, and their ultimate impact could be material. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus, and any applicable prospectus supplement, or the dates of the documents incorporated by reference in this prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, we do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” as well as the other data and documents incorporated herein by reference.

Our Business

We own and operate commercial radio station clusters throughout the United States. We believe we are the largest pure-play radio broadcaster in the United States based on number of stations owned and operated. At December 31, 2011, we owned or operated approximately 570 radio stations (including under local marketing agreements, which we refer to as LMAs), in 120 United States media markets and operated nationwide radio networks serving over 4,500 affiliates. At December 31, 2011, under LMAs, we provided sales and marketing services for seven radio stations in the United States.

We are a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Selling Securityholders

On January 31, 2011, we entered into an Exchange Agreement, which we refer to as the Exchange Agreement, with the selling securityholders, pursuant to which we agreed to (1) acquire all of the outstanding equity interests of CMP that we did not then own in exchange for 3,315,238 shares of our Class A common stock and 6,630,476 shares of our Class D common stock, par value $0.01 per share, and (2) enter into an agreement with the holders of then outstanding warrants, which we refer to as the Radio Holdings Warrants, to purchase 3,740,893 shares of common stock of CMP Susquehanna Radio Holdings Corp., or Radio Holdings, an indirect wholly-owned subsidiary of CMP, which would amend the Radio Holdings Warrants to provide that, upon the closing of the CMP Acquisition, in lieu of being exercisable for shares of common stock of Radio Holdings, the Radio Holdings Warrants would instead be exercisable for an aggregate of 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of our Class D common stock. As a result of the transactions contemplated by the Exchange Agreement, which were completed on August 1, 2011, CMP became our wholly-owned subsidiary, the selling securityholders acquired shares of our common stock that are, or are convertible into shares that are, publicly tradeable rather than holding equity interests in a private company, and holders of the Radio Holdings Warrants became entitled to acquire shares of our publicly-traded common stock rather than shares of our privately-owned subsidiary.

In accordance with the Exchange Agreement, on June 21, 2011, Radio Holdings, CMP Susquehanna Holdings Corp., or Radio Holdco, a wholly-owned subsidiary of CMP and the parent company of Radio Holdings, Computershare Trust Company, N.A., as Warrant Agent, and the holders of the requisite majority of the outstanding Radio Holdings Warrants entered into a written consent to an amendment and restatement of the existing warrant agreement governing the Radio Holdings Warrants, dated as of March 26, 2009, among Radio Holdings, Radio Holdco and the Warrant Agent, which agreement, as so amended and restated, we refer to as the Restated Warrant Agreement. Pursuant to the Restated Warrant Agreement, which was entered into and took effect on the date of closing of the CMP Acquisition, the outstanding Radio Holdings Warrants, which were originally exercisable for an aggregate of 3,740,893 shares of common stock of Radio Holdings, instead would become exercisable, commencing on May 2, 2012, for an aggregate of 8,267,968 shares (subject to adjustment for rounding due to any fractional shares) of our Class D common stock on the terms and subject to the conditions set forth in the Restated Warrant Agreement. We refer to the Radio Holdings Warrants, as amended and restated pursuant to the Restated Warrant Agreement, as the CMP Warrants.

In connection with our completing the CMP Acquisition, pursuant to our Third Amended and Restated Certificate of Incorporation, on September 16, 2011 our Class D common stock was converted into an equivalent number of shares of our Class B common stock, with substantially identical terms. At that time, the CMP Warrants became convertible into shares of our Class B common stock instead of shares of our Class D common stock.

Shares of our Class B common stock are convertible at any time, or from time to time, at the option of the holder into an equal number of shares of our Class A common stock; provided, however, that to the extent that such conversion would result in the holder holding more than 4.99% of the Class A common stock following such conversion, the holder must first deliver to us an ownership certification, in form and substance reasonably satisfactory to us, for the purpose of enabling us (1) to determine that such holder does not have an attributable interest in another entity that would cause us to violate applicable rules and regulations of the Federal Communications Commission, or the FCC, and (2) to obtain any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, we will not be required to convert any share of Class B common stock if we reasonably and in good faith determine that such conversion would result in a violation of the Communications Act of 1934, as amended, or the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, or the rules and regulations promulgated under either such act.

We are registering the securities covered by this prospectus to satisfy our registration obligations under a registration rights agreement that we entered into with the selling securityholders at the closing of the CMP Acquisition. All of the securities offered and sold by this prospectus are being offered and sold by the selling securityholders. We are not offering or selling any securities under this prospectus or any applicable prospectus supplement, and we will not receive any proceeds from any sale of the securities by the selling securityholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth in our periodic reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in, or incorporated by reference into, any applicable prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus or any prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities covered by this prospectus by the selling securityholders. Proceeds from the sale of the securities covered by this prospectus will be solely for the accounts of the selling securityholders. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay any commissions or fees of securities-industry professionals and will pay any transfer taxes.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our third amended and restated certificate of incorporation and our amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the third amended and restated certificate of incorporation and our amended and restated by-laws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.

Authorized Capital Stock

We are authorized to issue 1,450,644,871 shares divided into four classes consisting of: (1) 750,000,000 shares designated as Class A common stock, par value $0.01 per share; (2) 600,000,000 shares designated as Class B common stock, par value $0.01 per share; (3) 644,871 shares designated as Class C common stock, par value $0.01 per share; and (4) 100,000,000 shares of preferred stock, par value $0.01 per share, of which 2,000,000 have been designated as Series A preferred stock.

Common Stock

General

Except with respect to voting and conversion rights, shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects.

Voting

Holders of shares of our Class A common stock are entitled to one vote per share; except as provided by law or as provided below, holders of our Class B common stock are not entitled to vote except as described below; and holders of shares of our Class C common stock are entitled to ten votes per share.

All actions submitted to a vote of Cumulus stockholders are voted on by holders of our Class A common stock and our Class C common stock, voting together as a single class. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock.

Dividends

After payment of the preferential amounts to which the holders of any shares ranking prior to the common stock are entitled, the holders of shares of Class A common stock, Class B common stock (and warrants to purchase such shares) and Class C common stock share equally on a per share basis (in the case of holders of warrants, based upon their ownership of Class A common stock or Class B common stock, as the case may be, underlying their warrants on an as-exercised basis) in dividends as may be declared by our board of directors from time to time. In the case of dividends or other distributions payable on Class A common stock, Class B common stock, Class C common stock or, to the extent required by the terms of any outstanding warrants to purchase shares of our common stock, including distributions pursuant to stock splits or dividends, the holders of Class A common stock, Class B common stock, Class C common stock and such warrants will share equally on a per share basis and only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock and only Class A common stock will be distributed with respect to Class C common stock. In no event will any of the Class A common stock, Class B common stock or Class C common stock be split, divided or combined unless each other class is proportionately split, divided or combined. In addition, no distribution will be made to holders of warrants or common stock if (1) the Communications Act or FCC rules and policies prohibit such distribution to the holders of warrants or (2) our FCC counsel opines that such distribution is reasonably likely to cause (a) Cumulus to violate the Communications Act or FCC rules or policies or (b) any such holder of warrants would then be deemed to hold an attributable interest in Cumulus under FCC rules and policies.

Conversion and Transfer

Shares of Class B common stock and Class C common stock are convertible at any time, or from time to time, at the option of the holder without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis. In addition, if a holder of Class B common stock or Class C common stock transfers such shares to any transferee, in the case of Class B common stock, concurrent with such transfer each transferred share of Class B common stock will automatically convert into one share of Class A common stock, and, in the case of Class C common stock, if the transferee is not an affiliate or related party of Lewis W. Dickey, Jr., the chairman, president and CEO of Cumulus (referred to as the principal), concurrent with such transfer each transferred share of Class C common stock will automatically convert into one share of Class A common stock. Further, upon the death of the principal or the disability of the principal which results in the termination of the principal’s employment with Cumulus, each share of Class C common stock held by the deceased or disabled principal will automatically be converted into one share of Class A common stock. Notwithstanding the foregoing, Cumulus is not required to convert (including in connection with a transfer) any share of Class B common stock or Class C common stock if Cumulus reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the HSR Act, or the rules or regulations promulgated under each such act.

As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares must provide Cumulus with any information it reasonably requests to enable it to ensure compliance with applicable law.

To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (1) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Cumulus’ outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Cumulus to be in violation of the Communications Act or FCC rules and policies; (2) prohibit any transfer of Cumulus stock which Cumulus believes could cause more than 25% of Cumulus’ outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (1); (3) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Cumulus to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies; and (4) redeem capital stock to the extent necessary to bring Cumulus into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Cumulus’ FCC authorizations.

Our third amended and restated certificate of incorporation provides that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.

Preemptive Rights

Class A common stock, Class B common stock and Class C common stock do not carry any preemptive rights enabling a holder to acquire unissued shares of Cumulus or securities of Cumulus convertible into or carrying a right to subscribe to or acquire shares. Our board of directors possesses the power to issue shares of authorized but unissued Class A common stock without further stockholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of Cumulus, whether voluntarily or involuntarily, after payment or provision for payment of Cumulus’ debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class A common stock, the Class B common stock and the Class C common stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A common stock, the Class B common stock and the Class C common stock shall be entitled to share pro rata in Cumulus’ remaining assets in proportion to the respective number of shares of common stock held by each holder compared to the aggregate number of shares of Cumulus common stock outstanding.

Preferred Stock

Authorized shares of preferred stock may be issued from time to time by our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our third amended and restated certificate of incorporation and the limitations prescribed by Delaware law, our board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

In September 2011, Cumulus created and issued $125.0 million in initial liquidation value of shares designated as Series A preferred stock, par value $0.01 per share (the “Series A preferred stock”). The shares of Series A preferred stock were issued to a single investor as part of an equity investment related to the financing of the Citadel Acquisition, which we refer to as the “Equity Investment,” and no such shares are issuable thereafter, except for such shares as may be issued as dividends in lieu of any cash dividends. The Series A preferred stock has a perpetual term, has a liquidation value equal to the amount invested therein plus accrued but unpaid dividends, and has dividend rights as described in more detail below. Series A preferred stock generally does not have voting rights, except with respect to any amendment to our third amended and restated certificate of incorporation that would adversely affect the rights, privileges or preferences of such preferred stock or the creation of a class or series of shares senior to, or pari passu with, the Series A preferred stock as to dividends or upon liquidation.

Dividends on the Series A preferred stock accrue at a rate of 10.0% per annum for the first six months from issuance, and 14.0% per annum for the period commencing on March 16, 2012 and ending on September 15, 2013, with additional increases for every two-year period thereafter. The dividends are payable in cash, except that, at Cumulus’ option, up to 50.0% of the dividends for any period may be paid through the issuance of additional shares of Series A preferred stock. Payment of dividends on the Series A preferred stock is in preference and prior to any dividends payable on any class of Cumulus’ common stock and, in the event of any liquidation, dissolution or winding up of the Company, holders of Series A preferred stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of Cumulus’ common stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Cumulus by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cumulus management. The issuance of shares of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock at a premium or may otherwise adversely affect the market price of our common stock.

Warrants

Pursuant to the Restated Warrant Agreement, Cumulus reclassified warrants to purchase 3,740,893 shares of common stock of Radio Holdings, an indirect wholly-owned subsidiary of CMP, into warrants to purchase 8,267,968 shares of our Class B common stock. Such warrants are exercisable from May 2, 2012 through the earlier of (1) March 26, 2019, and (2) the later of (a) the 30th day succeeding the redemption in full of all of Radio Holdings’ outstanding Series A Preferred Stock, par value $0.01 per share, and (b) July 31, 2012. The exercise price of $0.01 per share for such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like.

Pursuant to the Citadel Acquisition, in September 2011, Cumulus issued warrants to purchase 47,573,724 shares of common stock to holders of Citadel common stock and warrants. The warrants entitle holders to purchase, on a one-for-one basis, shares of Cumulus Class A common stock. Such warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Cumulus common stock. The exercise price of such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like.

Also in September 2011, as part of the Equity Investment, Cumulus issued warrants to purchase 24,052,302 shares of Class A common stock to and certain entities in connection with the financing for the Citadel Acquisition. Those warrants have the same terms as the warrants to purchase Class A common stock described in the previous paragraph.

Pursuant to the terms and conditions of the agreement governing the warrants issued in connection with the Citadel Acquisition, which we call the Citadel Warrant Agreement, upon the request of a holder of such warrants, we have the right to issue to that holder, upon exercise of such warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at our discretion, we have the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase shares of Class A common stock. The Citadel Warrant Agreement also provides that holders of warrants issued pursuant to the Citadel Acquisition or in the Equity Investment as described above will share in any distributions made with respect to the Company’s common stock on an as-exercised basis.

In addition, but pursuant to a separate warrant agreement, Cumulus issued to Crestview warrants to purchase, at an exercise price of $4.34 per share, 7,776,498 shares of Cumulus Class A common stock. The warrants issued to Crestview are exercisable until September 16, 2021, and the exercise price of $4.34 per share is subject to standard weighted average adjustments in the event Cumulus subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of such warrants, and the exercise price of such warrants, are subject to adjustment in the case of stock splits, dividends and the like.

Stockholders Agreement

In connection with the Equity Investment, we entered into a stockholders agreement, which we refer to as the Stockholders Agreement, with the Investors and certain other stockholders. The Stockholders Agreement provides, among other things, that the size of our board of directors will be set at seven members. The two vacancies on our board of directors created thereby were filled by Arthur J. Reimers and Jeffrey A. Marcus, each of whom was designated by Crestview, with Mr. Marcus also appointed as the lead director of our board of directors. Under this agreement, Crestview has the right to designate two individuals for nomination to our board of directors, and each of certain other stockholders has the right to designate one individual for nomination to our board of directors. This agreement provides that the other two positions on the Board will be filled by individuals selected and nominated by our board of directors, each of whom must meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is the largest stockholder of Cumulus, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to the board of directors and is selected by it, appointed as the “lead director” of the board of directors. Further, the parties to the Stockholders Agreement (other than Cumulus) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to Cumulus’ stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights generally survive for so long as it continues to own a specified percentage of Cumulus stock, subject to certain exceptions.

Subject to certain exceptions, the Stockholders Agreement provides that, until September 16, 2018, any Cumulus stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of Cumulus’ outstanding common stock, which we refer to as a Significant Stockholder, may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of Cumulus not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally provides that, until September 16, 2018, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of Cumulus, subject to certain exceptions. The Stockholders Agreement also provides that, subject to certain exceptions, no Significant Stockholder will transfer its Cumulus stock or warrants to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of Cumulus or that, following such transfer, would beneficently own greater than 10% of Cumulus’ common stock. The Stockholders Agreement contains significant restrictions on the transferability of Cumulus securities held by Crestview for a period of eighteen months following the closing of the Equity Investment, subject to certain exceptions. In addition, pursuant to and during the term of the Stockholders Agreement, Crestview is restricted from exercising the warrants issued to it pursuant to the Investment Agreement or buying shares of Cumulus’ common stock if such exercise or purchase would cause Crestview to beneficially own more than 64,804,148 shares of Cumulus’ common stock.

Certain Statutory and Other Provisions

There are provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our third amended and restated certificate of incorporation, our amended and restated by-laws, and the Stockholders Agreement, that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Cumulus stockholders.

The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as may be designated by the certificate of incorporation or the bylaws. Our third amended and restated certificate of incorporation contains a provision that allows a special meeting of stockholders to only be called by (1) the Chairman of the Cumulus board of directors, (2) the Chief Executive Officer of Cumulus, or (3) by the Cumulus board of directors, upon demand of the holders of Cumulus shares representing at least 25% of all the votes entitled to be cast on any issue to be considered at the special meeting, in accordance with the procedures set forth in our amended and restated by-laws. In addition, our third amended and restated certificate of incorporation prohibits stockholder action by written consent.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock. Computershare is also the warrant agent pursuant to the Restated Warrant Agreement.

SELLING SECURITYHOLDERS

The following table sets forth certain information with respect to each selling securityholder as of                     , 2012.

As described above, the selling securityholders acquired the securities covered by this prospectus in connection with the CMP Acquisition. We are registering the securities covered by this prospectus to satisfy our registration obligations under the registration rights agreement that we entered into with the selling securityholders at the closing of the CMP Acquisition.

We do not know when or in what amounts the selling securityholders may offer securities for sale. We currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale by the selling securityholders of any of the securities covered by this prospectus. The selling securityholders may sell any or all of the securities offered by this prospectus. Accordingly, for purposes of the following table, we have assumed that, after completion of this offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the securities below (to the extent such securities contain voting rights). The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Securityholder	Class	Number of Securities Owned Prior to this Offering	Securities that May Be Offered by this Prospectus	Number of Securities Owned After this Offering
				Number	Percent of Class (1)

*	Less than 1%
(1)	Percentage ownership is based on outstanding securities of the applicable class as of , 2012.

None of the selling securityholders has held any position or office with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock and our Class B common stock for the selling securityholders listed in the table included in “Selling Securityholders.” The selling securityholders, which as used herein includes permitted donees, pledgees, transferees or other successors-in-interest selling securities or interests therein received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests therein on any stock exchange, automated interdealer quotation system, market or trading facility on which such securities are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities using one or more, or a combination of the following methods:

•	on the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the securities may be listed);

•	in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker or dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales or transactions to cover short sales relating to the securities;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•

the pledge of securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the securities or other interests in the securities;

•

through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders);

•	distributions to creditors and equity holders of the selling securityholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of such securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver these securities to close out the selling securityholders’ short positions, or loan or pledge securities to broker-dealers that may in turn sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.

Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act. In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling securityholders. These rules may limit the timing of purchases and sales of the securities by such selling securityholders. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We will not receive any proceeds from the sale of shares of our securities by the selling securityholders. We will, however, receive the net proceeds of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay any commissions or fees of securities-industry professionals and will pay any transfer taxes.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. The information contained in our website is not part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any applicable prospectus supplement, the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 12, 2012);

•

Our Current Reports on Form 8-K filed on December 20, 2011 (solely Exhibits 99.3 and 99.4 thereto), February 23, 2012 and April 20, 2012, and the Current Report on Form 8-K/A filed on August 12, 2011 (solely Exhibits 99.1 and 99.2 thereto); and

•

The description of Cumulus’s common stock contained in the Registration Statement on Form 8-A, as amended, filed by Cumulus pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings free of charge by writing or telephoning us at:

Cumulus Media Inc.

3280 Peachtree Road, N.W.

Suite 2300

Atlanta, Georgia 30305

Attention: Investor Relations

Telephone Number: (404) 949-0700

www.cumulus.com

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities that may be offered by this prospectus.

EXPERTS

Cumulus

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMP

The financial statements of Cumulus Media Partners, LLC as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, incorporated in this prospectus by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Citadel

The consolidated financial statements of Citadel as of December 31, 2010 (Successor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and the year ended December 31, 2009 (Predecessor), incorporated in this prospectus by reference to the Cumulus Media Inc. Form 8-K dated December 20, 2011 and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The table below sets forth the estimated costs and expenses payable by the registrant in connection with the securities being registered.

Amount to Be Paid
SEC registration fee	$6,804.56
Legal fees and expenses	15,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	5,000.00

Total	$36,804.56

Item 15.	Indemnification of Directors and Officers

Cumulus’ certificate of incorporation provides that no director shall be liable to Cumulus or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Cumulus’ certificate of incorporation does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to Cumulus or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any act or omission occurring before the effective date of Cumulus’ certificate of incorporation.

Cumulus’ by-laws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of ours or is or was serving at Cumulus’ request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Cumulus to the fullest extent permitted or required by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, Cumulus shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by Cumulus’ board.

This right to indemnification includes the right to have paid by Cumulus the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL so requires, such an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Cumulus of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Cumulus’ by-laws or otherwise. The rights to indemnification and to the advancement of expenses conferred in Cumulus’ by-laws are contract rights and these rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee’s heirs, executors and administrators.

The rights to indemnification and to the advancement of expenses conferred in Cumulus’ by-laws are not exclusive of any other right which any person may have or hereafter acquire under any statute, its certificate of incorporation, its by-laws, or any agreement, vote of stockholders or disinterested directors or otherwise.

Cumulus generally maintains insurance, at its expense, to protect it and any of its directors, officers, employees or agents or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not it would have the power to indemnify such person against such liability under the DGCL.

Cumulus may, to the extent authorized from time to time by its board, grant rights to indemnification and to the advancement of expenses to any of its employees or agents to the fullest extent of the provisions of its by-laws with respect to the indemnification and advancement of expenses of our directors and officers.

Item 16.	Exhibits

Exhibit Number	Description of Exhibits

3.1	Third Amended and Restated Certificate of Incorporation of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.1 to our current report on Form 8-K, filed on September 22, 2011).

3.2	Amended and Restated By-laws of Cumulus Media Inc., as amended through November 8, 2011 (incorporated herein by reference to Exhibit 3.3 to our quarterly report on Form 10-Q, filed on November 14, 2011).

3.3	Certificate of Designation of Series A Preferred Stock of Cumulus Media Inc. (incorporated herein by reference to Exhibit 3.2 to our current report on Form 8-K, filed on September 22, 2011).

4.1	Form of Class A common stock certificate (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on August 2, 2002).

4.2	Form of Class B common stock certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to our Registration Statement on Form S-3/A, Registration No. 333-176294).

4.3	Warrant Agreement, dated as of September 16, 2011, between Cumulus Media Inc. and Computershare Inc. and Computershare Trust Company, N.A., as Warrant Agent (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K, filed on September 22, 2011).

4.4	Form of Warrant Statement (included in 4.3) (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K, filed on September 22, 2011).

4.5	Form of Global Warrant Certificate (included in 4.3) (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K, filed on September 22, 2011).

4.6	Warrant, dated as of September 16, 2011, issued to Crestview Radio Investors, LLC (incorporated herein by reference to Exhibit 4.5 to our current report on Form 8-K, filed on September 22, 2011).

4.7	Registration Rights Agreement, dated as of August 1, 2011, by and among the Company and the Stockholders (as defined therein) that are parties thereto (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on August 4, 2011).

4.8	Amended and Restated Warrant Agreement, dated as of August 1, 2011, between CMP Susquehanna Holdings Corp. and Computershare Trust Company, N.A., as Warrant Agent (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K, filed on August 4, 2011).

4.9	Warrant Exchange Agreement, dated as of July 31, 2011, between the Company and CMP Susquehanna Holdings Corp. (incorporated herein by reference to Exhibit 4.3 to our current report on Form 8-K, filed on August 4, 2011).

4.10	Indenture, dated as of May 13, 2011, by and among Cumulus Media Inc., each of the guarantors named therein and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on May 16, 2011).

Exhibit Number	Description of Exhibits

4.11	First Supplemental Indenture, dated September 16, 2011, between Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties signatory thereto and U.S. Bank, National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on September 22, 2011).

4.12	Form of 7.75% Senior Note due 2019 (included in Exhibit 4.10) (incorporated herein by reference to Exhibit 4.2 to our current report on Form 8-K, filed on May 16, 2011).

4.13	Second Supplemental Indenture, dated as of October 16, 2011, by and among Cumulus Media Holdings Inc., each of the subsidiaries of Cumulus Media Holdings Inc. signatory thereto and U.S. Bank National Association, as Trustee (incorporated herein by reference to Exhibit 4.12 to our quarterly report on Form 10-Q, filed on November 14, 2011).

4.14	Third Supplemental Indenture, effective October 17, 2011, by and among Cumulus Media Inc., Cumulus Media Holdings Inc., the other parties thereto and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.5 to our registration statement on Form S-4/A, filed on March 5, 2012).

4.15	Registration Rights Agreement, dated May 13, 2011, by and among Cumulus Media Inc. and the Guarantors party thereto and J.P. Morgan Securities LLC (incorporated herein by reference to Exhibit 4.3 to our current report on Form 8-K, filed on May 16, 2011).

4.16	Form of Warrant Certificate (incorporated herein by reference to Exhibit 4.1 to our current report on Form 8-K, filed on June 30, 2009).

4.17	Registration Rights Agreement, dated as of September 16, 2011, by and among Cumulus Media Inc., Crestview Radio Investors, LLC, UBS Securities LLC, and certain other signatories thereto (incorporated herein by reference to Exhibit 10.5 to our current report on Form 8-K, filed on September 22, 2011).

4.18	Stockholders Agreement, dated as of September 16, 2011, among Cumulus Media Inc., BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P., Blackstone FC Communications Partners L.P., Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C., MIHI LLC, UBS Securities LLC, and any other person who becomes a party thereto pursuant to section 3.1 thereof (incorporated herein by reference to Exhibit 10.6 to our current report on Form 8-K, filed on September 22, 2011).

5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Jones Day (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the ct and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta in the State of Georgia, on this 20th day of April, 2012.

CUMULUS MEDIA INC.

By:	/s/ Joseph P. Hannan
Joseph P. Hannan
Senior Vice President, Treasurer and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis W. Dickey, Jr., Joseph P. Hannan and Richard S. Denning, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3, including pre-effective and post-effective amendments or supplements or any additional registration statement filed pursuant to Rule 462 promulgated under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lewis W. Dickey, Jr. Lewis W. Dickey, Jr.	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2012

/s/ Joseph P. Hannan Joseph P. Hannan	Senior Vice President, Treasurer, and Chief Financial Officer (Principal Financial Officer)	April 20, 2012

/s/ Linda A. Hill Linda A. Hill	Chief Accounting Officer (Corporate Controller and Principal Accounting Officer)	April 20, 2012

/s/ Ralph B. Everett Ralph B. Everett	Director	April 20, 2012

/s/ Jeffrey A. Marcus Jeffrey A. Marcus	Director	April 20, 2012

/s/ Arthur J. Reimers Arthur J. Reimers	Director	April 20, 2012

/s/ Eric P. Robison Eric P. Robison	Director	April 20, 2012

/s/ Robert H. Sheridan, III Robert H. Sheridan, III	Director	April 20, 2012

/s/ David M. Tolley David M. Tolley	Director	April 20, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Jones Day (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).